EXHIBIT 99.4

                     5,220,038 SHARES OF BENEFICIAL INTEREST

                              WINTHROP REALTY TRUST

                          SHARES OF BENEFICIAL INTEREST
                           ($1.00 PAR VALUE PER SHARE)

                      INITIALLY OFFERED PURSUANT TO RIGHTS
                           DISTRIBUTED TO SHAREHOLDERS

To Our Clients:

      Enclosed for your consideration are a Prospectus, dated ______ __, 2006 ("Prospectus"), and the Instructions as to Use of Rights Certificates (the "Instructions") relating to the offering (the "Offering") of up to 5,220,038 Shares of Beneficial Interest, $1.00 par value per share (the "Common Shares"), of Winthrop Realty Trust (the "Company"), at a price of $______ per share (the "Subscription Price") pursuant to non-transferable rights ("Rights") distributed to holders of record of Common Shares and to holders of Series B-1 Cumulative Redeemable Preferred Shares ("Preferred Shares"), at the close of business on ________ ___, 2006 (the "Record Date").

      As described in the accompanying Prospectus, you will receive one Right for every 12 Common Shares (or in the case of Preferred Shares, one Right for every 12 Common Share issuable upon conversion) carried by us in your account as of the Record Date. Each Right will entitle you to subscribe for and purchase from the Company one Common Share (the "Basic Subscription") at the Subscription Price. If you fully exercise the Basic Subscription you will also have the right (the "Oversubscription Privilege") to subscribe for, at the Subscription Price, additional Common Shares that have not been purchased through the exercise of Rights (the "Excess Shares"). If you elect to exercise the Oversubscription Privilege, you must do so concurrently with your exercise of the Basic Subscription. If the number of Excess Shares is not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata among those Rights holders exercising the Oversubscription Privilege. Rights to exercise the Basic Subscription are non-transferable, except by operation of law.

      If you anticipate that the exercise of your Rights will result in your beneficially owning in excess of 9.8% of the Company's Common Shares you must instruct us to request a waiver on your behalf from the 9.8% limitation contained in the Company's declaration of trust and by-laws by checking box 3 on your instruction form. The 9.8% limit for a person is computed based on the outstanding Common Shares, including any Common Shares issuable to that person upon conversion of preferred shares. For purposes of determining whether you will need to request a waiver from us, you should assume that there will be 45,638,280 Common Shares outstanding following completion of this offering, plus common shares issuable upon conversion of any Preferred Shares that you may own.

      The materials enclosed are being forwarded to you as the beneficial owner of Common Shares or Preferred Shares carried by us in your account but not registered in your name. Exercises of Rights may only be made by us as the registered holder of Rights and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Common Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and Instructions.

      Your instructions to us should be forwarded as promptly as possible to permit us to exercise Rights on your behalf in accordance with the provisions of the Offering. The Offering will expire at 5:00 p.m. Eastern Standard Time on_______ __, 2006, unless extended by the Company (the "Expiration Time"). Once a Rights holder has properly exercised the Basic Subscription or the Oversubscription Privilege, such exercise may be revoked until the Expiration Time. If after instructing us to exercise Rights on your behalf you decide you want to revoke such exercise, you should so instruct us in writing immediately, so that we may timely revoke such exercise.

      If you wish to have us, on your behalf, exercise Rights to purchase any Common Shares to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

      IF WE DO NOT RECEIVE COMPLETE WRITTEN INSTRUCTIONS IN ACCORDANCE WITH THE PROCEDURES OUTLINED IN THE PROSPECTUS, WE WILL NOT EXERCISE YOUR RIGHTS, AND YOUR RIGHTS WILL EXPIRE WITHOUT VALUE.

      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT, MACKENZIE PARTNERS, INC., AT (800) 322-2885.

                                  INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of non-transferable rights ("Rights") to purchase Shares of Beneficial Interest, $1.00 par value per share (the "Common Shares"), of Winthrop Realty Trust.

      This will instruct you whether to exercise Rights to purchase the Common Shares and/or Preferred Shares distributed with respect to the Common Shares held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related Instructions as to Use of Rights Certificates.

      1. |_| Please DO NOT EXERCISE RIGHTS for Common Shares.

      2. |_| Please EXERCISE RIGHTS for Common Shares as set forth below:

             Basic Subscription: _________________ x $______ = $_____
                                  (no. of shares)

             Total Basic Subscription Payment Required = $____________

             Payment in the following amount is enclosed: $__________

             Please deduct payment from the following account maintained by you as follows:

             Type of Account ____________ Account No. ___________

      AMOUNT TO BE DEDUCTED: $__________

             Oversubscription Privilege: __________________ x $______ = $_____
                                          (no. of shares)

      If, the undersigned has elected to exercise its Oversubscription Privilege, the undersigned agrees that the record holder will, in its sole discretion, either deduct such payment from the account of the undersigned specified above or require the undersigned to remit payment for Common Shares allocated to it pursuant to the Oversubscription Privilege promptly following the undersigned's receipt of notification from the record holder as to how many shares have been allocated to the undersigned pursuant to the Oversubscription Privilege.

      3. |_| PLEASE REQUEST A WAIVER FROM THE COMPANY'S 9.8% OWNERSHIP LIMITATION ON BEHALF OF THE UNDERSIGNED.


__________________________________
          Signature(s)

Please type or print name(s) below

__________________________________              Date: ____________________, 2006

__________________________________